                                                              EXHIBIT 99.(b)(2)


                     CREDIT SUISSE FIRST BOSTON CORPORATION
                             Eleven Madison Avenue
                               New York, NY 10055


                                                                  April 11, 1997




Hedstrom Corporation
Cherrington Corporate Center
300 Corporate Center Drive, Suite 100
Coraopolis, PA 15108

Attention:       Mr. Arnold E. Ditri
                 Chief Executive Officer

                          Hedstrom Corporation
                            Engagement Letter

Dear Mr. Ditri:

         You have advised us that Hedstrom Corporation ("Acquiror" or "you") intend to acquire (the "Acquisition") all of the issued and outstanding capital stock of a company you have identified to us as Gadget Corporation ("Target") pursuant to a tender offer for all such shares (the "Tender Offer"). We understand that the cash price per share to be paid in the Tender Offer will be up to $11.25, representing a maximum aggregate purchase price for Target of $220 million (including the outstanding debt of Target), subject to seasonal working capital requirements.

         You have further advised us that in connection with the Acquisition
(i) you will form a Delaware corporation ("AcquisitionCo"), and will make an equity contribution of $40 million (the "Equity Contribution") to AcquisitionCo in exchange for all of its outstanding capital stock, (ii) AcquisitionCo will commence the Tender Offer and (iii) upon consummation of the Tender Offer, (a) Hedstrom Holdings Corporation ("Holdings"), the holder of all the capital stock of Acquiror, will issue senior discount notes, which will not require cash interest payments by Holdings for at least 5 years after issuance (the "Holdings Senior Discount Notes"), for aggregate gross proceeds, together with the aggregate principal amount of the Senior Subordinated Notes (as defined), of $140 million, (b) you will obtain senior secured credit facilities (the "Senior Bank Facilities") in an aggregate principal amount of $180 million, consisting of a $110 million term facility and a $70 million revolving credit facility (up to an amount to be agreed upon of which may be borrowed in connection with the Acquisition for the purpose of refinancing short-term indebtedness incurred to fund seasonal working capital requirements), and (c) you will issue senior subordinated notes (the "Senior Subordinated Notes" and, together with the Holdings Senior Discount Notes, the "Notes")) in a principal amount, together with the gross proceeds from the Holdings Senior Discount Note Offering (as defined), of $140 million or, in lieu thereof, incur a senior subordinated bridge loan in a principal amount of $115 million.

         Based upon and subject to the foregoing, and pursuant to the terms and subject to the conditions set forth in the Summaries of Terms and Conditions attached as Exhibits A and B hereto (each a "Summary of Terms"), and as further provided below, Credit Suisse First Boston Corporation (the "Initial Purchaser") hereby commits to use its reasonable best efforts, in cooperation with you and Target, to complete the private placements of the Holdings Senior Discount Notes (the "Holdings Senior Discount Note Offering") and the Senior Subordinated Notes (the "Senior Subordinated Note Offering", and, together with the Holdings Senior Discount Note Offering, the "Offerings") as soon as reasonably practicable following the execution of definitive documentation relating to the Acquisition; provided, however, that, in the event the Initial Purchaser determines, after consultation with you, that market conditions existing at the time of the proposed commencement the Offerings make it unlikely that the Offerings could be successfully consummated on reasonable terms, the Initial Purchaser may elect to postpone the Offerings until such market conditions, in the Initial Purchaser's judgment, no longer preclude the successful completion of the Offerings. The Tender Offer, the Equity Contribution, the incurrence of the Senior Bank Facilities, the Acquisition, the Offerings or the incurrence of the Bridge Loan are referred to herein collectively as the "Transactions".

         To assist the Initial Purchaser in a timely completion of the Offerings, you agree, upon the Initial Purchaser's reasonable request, to (a) promptly provide (and to use your reasonable best efforts to cause Target to provide) to the Initial Purchaser all financial and other information in your or their possession with respect to Target, the Transactions and any other transactions contemplated therewith, including but not limited to information and projections prepared by you or by your advisors on your behalf relating to Target, the Transactions and the other transactions contemplated therewith, (b) make your (and to use your reasonable best efforts to cause Target to make its) senior officers and representatives available to the Initial Purchaser in connection with the Offerings (including any resale of the Holdings Senior Discount Notes by the Initial Purchaser (a "Resale")), including making them available to assist in the preparation of one or more offering documents (including assistance in obtaining industry data), to participate in due diligence sessions and to participate in one or more road shows to market the Notes and (c) prepare, and to cause your affiliates and advisors to prepare (and to use your reasonable best efforts to cause Target to assist in the preparation of), one or more appropriate offering documents, and to assist the Initial Purchaser in preparing other appropriate marketing materials, in each case to be used in connection with the Offerings (including any Resale). Without limiting the foregoing, in connection with your using your reasonable best efforts to cause Target to assist in the undertakings described in clauses (a), (b) and (c) above, you agree to use your reasonable best efforts to include in the applicable documents relating to or effecting the Acquisition a provision obligating Target to facilitate the Offerings in the manner described in clauses (a), (b) and (c) above.

         In consideration for the Initial Purchaser's commitment to use its reasonable best efforts to complete the Offerings as soon as reasonably practicable following the execution of definitive documentation relating to the Transactions (the "Commitment"), you hereby agree that the Initial Purchaser will be offered to be the lead placement agent (i) with respect to the Offerings and (ii) in connection with any other offering or placement of securities by you, Holdings or Target in lieu of the Offerings. You hereby agree to pay in cash to the Initial Purchaser the fees set forth in the fee letter dated the date hereof and delivered herewith among the Initial Purchaser and Acquiror (in each case subject to the conditions set forth in such fee letter).

         It is understood and agreed that the Initial Purchaser shall not have any obligation hereunder to act as underwriter, placement agent or purchaser with respect to any Notes unless and until such time as the Initial Purchaser has executed and delivered an underwriting, placement agent or purchase agreement in the form customarily used by the Initial Purchaser for similar transactions, setting forth the obligations of the Initial Purchaser.

         Based on current market conditions, the Initial Purchaser expects that the Notes will be on terms substantially as set forth in Exhibits A and B, respectively, although the actual terms of the Notes may vary and/or market conditions may not permit the issuance of the Notes. It is understood that the preceding sentence shall give rise to no liability (and does not constitute any commitment) of the Initial Purchaser.

         Upon consummating the sale of any Notes, the Initial Purchaser may place customary "tombstone" advertisement(s) in publication(s) of the Initial Purchaser's choice at its own expense with the prior approval of the Acquiror, which approval shall not be unreasonably withheld.

         The Commitment, and CSFB's obligation to consummate the Offerings, are subject to the satisfaction of the closing conditions set forth in Annex I to Exhibit A.

         The Commitment will expire at 5:00 p.m., New York City time on April 18, 1997, unless accepted prior to such time and, if accepted prior to such time, the Commitment will expire at 5:00 p.m. New York City time on the earliest of (a) the date of the termination of the Tender Offer or the date Acquiror purchases, or elects not to purchase shares of Target's Capital Stock,
(b) the incurrence of the Bridge Loan and (c) the date that is 75 days from the date hereof. Expiration or termination of the Commitment shall not affect your obligations under the following sentence or the second succeeding paragraph, all of which obligations shall remain in full force and effect regardless of any termination of the Commitment or the completion of the Acquisition and the other Transactions. In connection with this Engagement Letter, the Initial Purchaser and the Acquiror have executed the Indemnity Agreement attached as Exhibit C hereto.

         This letter shall be governed by and construed in accordance with the laws of the State of New York. Delivery of an executed counterpart of this letter by telecopier shall be effective as delivery of a manually executed counterpart of this letter. You and we hereby irrevocably waive any right to trial by jury in any action, claim, suit or proceeding (whether based on contract, tort or otherwise) arising out of or relating to this letter or the transactions contemplated hereby. This letter is not assignable by you to any other person or entity, and, except as otherwise provided herein, this letter is not assignable by us without your consent.

         This letter has been delivered to you for your information and is not to be distributed or disclosed to, or otherwise relied upon by, any other person (including pursuant to any proxy statement or other publicly filed document) without the Initial Purchaser's prior written consent, except that you may disclose this letter (a) on a confidential need-to-know basis to Target and its advisors and to your advisors and (b) as required by applicable law or compulsory legal process.


                                       Very truly yours,

                                       CREDIT SUISSE FIRST BOSTON CORPORATION,

                                       By: /s/ Harold W. Bogle
                                           ------------------------------------
                                               Harold W. Bogle
                                               Managing Director

Agreed to and Accepted

HEDSTROM CORPORATION,

By /s/ Andrew S. Rosen
   ----------------------------
Date:
     --------------------------

                                                                       Exhibit A

                              HEDSTROM CORPORATION

                     Offering of Senior Subordinated Notes

                          Preliminary Summary of Terms


         Issuer and Issue:                 Hedstrom Corporation ("Hedstrom" and
                                           the "Issuer") will issue Senior
                                           Subordinated Notes (the "Notes") the
                                           proceeds of which will fund a tender
                                           offer (the "Tender Offer") by
                                           AcquisitionCo ("AcquisitionCo") for
                                           all of the issued and outstanding
                                           capital stock of Target ("Target").

         Amounts: The aggregate principal amount of the Senior Subordinated Notes, together with the aggregate gross proceeds from the issuance of the Holdings Senior Discount Notes, will equal up to $140 million.

         Maturity:                         10 years.

         Distribution Method:              Pursuant to Rule 144A.

         Use of Proceeds:                  To fund a portion of the purchase
                                           price paid in the Acquisition of all
                                           of the issued and outstanding shares
                                           of Target.

         Interest:                         Accruing and payable in cash from
                                           the issue date.

         Guarantees:                       The Senior Subordinated Notes will
                                           be guaranteed, on a senior
                                           subordinated basis, by each domestic
                                           subsidiary of the Issuer (the
                                           "Subsidiary Guarantors").  To the
                                           extent the Senior Bank

                                           Facilities are guaranteed on a senior
                                           basis by Hedstrom Holdings
                                           Corporation ("Holdings"), the Senior
                                           Subordinated Notes will be
                                           guaranteed on a senior basis by
                                           Holdings.

         Ranking: The Senior Subordinated Notes will be senior subordinated, unsecured obligations of the Issuer, subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer
                                           (including the Senior Bank
                                           Facilities) to the extent set forth
                                           in the Indenture, and senior in
                                           right of payment to all existing and
                                           future Subordinated Indebtedness of
                                           the Issuer.  The Senior Subordinated
                                           Notes will rank pari passu with all
                                           existing and future Senior
                                           Subordinated Indebtedness of the
                                           Issuer.

         Mandatory
         Redemption:                       None.

         Optional Redemption:              The Senior Subordinated Notes will
                                           be non-callable for five years and
                                           will be callable at par plus
                                           one-half of the coupon following the
                                           fifth anniversary of issuance,
                                           declining ratably to par following
                                           the eighth anniversary of issuance.

         Equity Offering                   At any time prior to the third
         Redemption:                       anniversary of issuance, the Issuer
                                           may redeem an amount to be
                                           determined of the Senior
                                           Subordinated Notes from the proceeds
                                           of one or more public
                                           equity offerings at a redemption
                                           price to be fixed at the time of,
                                           and as a function of, the pricing of
                                           the Senior Subordinated Notes, plus
                                           accrued and unpaid interest.

         Registration                      The Issuer will enter into a
         Requirement:                      registration agreement relating to
                                           the Senior Subordinated Notes
                                           containing terms customary for Rule
                                           144A offerings.  Pursuant to the
                                           registration agreement, the Issuer
                                           will be obligated to consummate an
                                           exchange offer pursuant to an
                                           effective registration statement or
                                           to cause a shelf registration
                                           statement with respect to resales of
                                           the Senior Subordinated Notes to be
                                           declared effective under the
                                           Securities Act and, if one of such
                                           events does not occur prior to the
                                           date that is 150 days after the date
                                           of issuance of the Senior
                                           Subordinated Notes, interest on the
                                           Senior Subordinated Notes will
                                           increase by 0.5% per annum, payable
                                           in cash, until such default shall be
                                           cured.

         SEC Reports:                      Notwithstanding that the Issuer may
                                           not be, or may not be required to
                                           remain, subject to the reporting
                                           requirements of Section 13 or 15(d)
                                           of the Exchange Act, the Issuer will
                                           file with the SEC and provide the
                                           Trustee and holders of the Senior
                                           Subordinated Notes with such annual
                                           reports and such information,
                                           documents and other reports as are
                                           specified in Sections 13 and 15(d)
                                           of the Exchange Act.

         Negative Covenants:               Customary for high yield securities
                                           such as the Senior Subordinated
                                           Notes and others to be reasonably
                                           specified by the Initial Purchaser,
                                           including but not limited to
                                           limitation on other senior
                                           subordinated indebtedness,
                                           limitation on indebtedness and
                                           preferred stock of restricted
                                           subsidiaries, limitation on
                                           indebtedness, limitation on
                                           restricted payments, limitation on
                                           transactions with affiliates,
                                           limitation on the sale or issuance
                                           of restricted subsidiaries' capital
                                           stock, limitation on restrictions on
                                           distributions from restricted
                                           subsidiaries, limitation on asset
                                           sales and limitation on merger,
                                           consolidation or sale of assets.

         Change of Control:                In the event of a Change of Control,
                                           each holder of Notes will have the
                                           right to require the Issuer to
                                           repurchase such holder's Notes at a
                                           purchase price equal to 101% of the
                                           principal amount thereof, plus
                                           accrued and unpaid interest.

         Events of Default:                Customary for high yield
                                           subordinated notes such as the
                                           Senior Subordinated Notes and others
                                           to be reasonably specified by the
                                           Initial Purchaser, including but not
                                           limited to nonpayment of principal
                                           or interest, violation of covenants,
                                           cross acceleration to other debt in
                                           excess of an amount to be agreed
                                           upon, bankruptcy and judgments.

         Governing Law:                    New York.

                                                                 [    Annex II]
                                                                 [to Exhibit A]

                               CLOSING CONDITIONS


         Capitalized terms used but not defined herein shall, unless otherwise specified, have the meanings assigned to such terms in the Letters (as defined).

         The Commitments of Credit Suisse First Boston or Credit Suisse First Boston Corporation (collectively, "CSFB") pursuant to the Bridge Loan Commitment Letter, the Engagement Letter and the Commitment Letter, each dated as of April 11, 1997, as the case may be, between CSFB and Hedstrom Corporation (together, the "Letters") shall be subject to the following conditions:

                 (i) there not becoming known to CSFB after the date of the Letters any information or other matter relating to Acquiror or Target which CSFB has reasonable cause to believe is accurate and which is inconsistent in a material and adverse manner with any information or other matter disclosed to CSFB by Acquiror or Target prior to the date of the Letters;

                 (ii) the obligations of the parties thereto contained in the Agreement and Plan of Merger dated April 11, 1997, among Acquiror, AcquisitionCo and Target (the "Merger Agreement") to be performed at or prior to the consummation of the Tender Offer shall have been performed or complied with by Acquiror, AcquisitionCo and Target prior to the consummation of the Tender Offer, except where the failure so to perform or comply could not reasonably be expected to result in a Material Adverse Effect (as defined);

                 (iii) there shall be no litigation or administrative proceedings or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could have a Material Adverse Effect on Acquiror or Target or the ability of Acquiror to fully and timely perform its obligations under the documents executed in connection with the Transactions, or the ability of the parties to consummate the financing or the other Transactions contemplated by the Letters or the validity or enforceability of any of the documents executed in connection with the Transactions or the rights, remedies and benefits available to the parties thereunder;

                 (iv) CSFB and, if applicable, the Lenders, shall have received an opinion (and related going-concern valuation) reasonably satisfactory in all respects to the Lenders and CSFB, as applicable, from an independent valuation firm reasonably satisfactory to the Lenders and CSFB, as applicable, in each case to the effect that, after giving effect to the Transactions, Acquiror will not be insolvent, will not be rendered insolvent by the indebtedness incurred in connection therewith, will not be left with unreasonably small capital with which to engage in its business and will not have incurred debts beyond its ability to pay such debts as they mature;

                 (v) CSFB's and, if applicable, the Lenders', reasonable satisfaction in all material respects with any amendments to any of the terms of (i) the Tender Offer and all material documents relating thereto, (ii) any definitive agreements relating to the Acquisition and any other material agreements to be entered into in connection with the Acquisition and (iii) the Senior Bank Facilities and the Equity Contribution;

                 (vi) the receipt by CSFB and, if applicable, the Lenders', of financial statements of Acquiror and Target (including notes thereto), consisting of (a) audited and pro forma balance sheets for each period in the 3 fiscal-year period ended December 31, 1996, and (b) audited and pro forma statements of operations and cash flows for each period in the 3 fiscal-year period ended December 31, 1996, and CSFB's and, if applicable, the Lenders', receipt of any unaudited interim financial statements deemed necessary or reasonably desirable in the judgment of CSFB and the Lenders, if applicable, and all such financial statements, historical or pro forma delivered pursuant to this paragraph (vi) to be in compliance with the requirements of Regulation S-X for a public offering registered under the Securities Act or 1933 (the "Securities Act");

                 (vii) the approval and/or recommendation by the Board of Directors of Target of the Tender Offer and the Acquisition;

                 (viii) the waiting period (and any extension thereof) applicable to the merger of AcquisitionCo and Target under the HSR Act (as defined in the Merger Agreement) shall have been terminated or shall have expired, and no restrictive order or other requirements shall have been placed on Acquiror, AcquisitionCo, Target or the surviving entity in connection therewith, except where such restrictive order or other requirements could not reasonably be expected to result in a Material Adverse Effect;

                 (ix) there not having occurred or becoming known to CSFB
         (a)any event or events having occurred that, individually or in the aggregate, could have a Material Adverse Effect on Acquiror or Target or (b) (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States for a period in excess of forty-eight hours, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity, directly or indirectly involving the United States,
         (iv) any limitations (whether or not mandatory) imposed by any governmental authority on the nature or extension of credit or further extension of credit by banks or other lending institutions, (v) in the case of the foregoing clauses (iii) and (iv), a material acceleration or worsening thereof, or (vi) any other material adverse change in bank or capital market conditions that has had a material adverse effect on the syndication of leveraged bank credit facilities or the consummation of high yield offerings, as the case may be, that CSFB shall reasonably determine makes it impracticable to consummate the Offerings prior to the termination of the Offering Period or syndication of the Bridge Loan, as the case may be;

                 (x) CSFB's satisfaction that, immediately prior to and during the marketing period for any Offering or syndication of the Bridge Loan, as the case may be, there shall be no competing issues of debt securities or commercial bank facilities (other than the Senior Bank Facilities the Senior Subordinated Note Offering or Bridge Loan and the Holdings Senior Discount Note Offering, as applicable) of Acquiror, Holdings or AcquisitionCo;

                 (xi) the negotiation, preparation, execution and delivery of definitive documentation reasonably satisfactory to CSFB, in connection with the Offerings, the Bridge Loan and the purchase of the Holdings Senior Discount Notes, if applicable;

                 (xii) customary closing conditions for transactions similar to the Bridge Loan, the Offerings and the purchase of the Holdings Senior Discount Notes including the accuracy of all representations and warranties contained in the Letters, the absence of any defaults, no material change in the capital, corporate and organizational structure of Holdings, Acquiror and its subsidiaries (after giving effect to the Transactions), compliance with laws, adequate insurance, except where the failure so to perform or comply with such customary closing conditions could not reasonably be expected to result in a Material Adverse Effect, and the receipt by CSFB of reasonably satisfactory legal opinions from Acquiror's counsel in connection with the Offerings and the Bridge Loan (including 10b-5 opinions relating to any offering documents) and satisfactory accountant's "comfort" letters in connection with the Offerings; and

                 (xiii) payment of fees.

                 A "Material Adverse Effect" shall mean the result of one or more events, changes or effects which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on (i) the business, results of operations, financial condition or prospects of Acquiror, AcquisitionCo or Target and each of their respective subsidiaries, in each case, taken as a whole and (ii) the ability of CSFB to consummate the Offerings prior to the Offering Period or syndicate the Bridge Loan.

                                                                       Exhibit B

                                    HOLDINGS

                       Offering of Senior Discount Notes

                          Preliminary Summary of Terms


         Issuer and Issue:                 Hedstrom Holdings Corporation
                                           ("Holdings" or "Issuer"), a
                                           corporation which will own all the
                                           equity interests of Hedstrom
                                           Corporation ("Acquiror"), will issue
                                           senior discount notes (the "Holdings
                                           Senior Discount Notes").

         Amounts: The aggregate principal amount of the Holdings Senior Discount Notes, together with the aggregate gross proceeds from the issuance of the Senior Subordinated Notes of
                                           Acquiror, will equal up to $140
                                           million.

         Maturity:                         12 years.

         Distribution Method:              Pursuant to Rule 144A.

         Use of Proceeds:                  To fund a portion of the purchase
                                           price paid in the Acquisition of all
                                           of the issued and outstanding shares
                                           of Target.

         Interest:                         No cash interest accruing or payable
                                           until the fifth anniversary of the
                                           issue date and interest accruing and
                                           payable in cash thereafter.

         Security:                         The Holdings Senior Discount Notes
                                           will be unsecured.

         Guarantees:                       None.

         Ranking: The Holdings Senior Discount Notes will be senior, unsecured obligations of Holdings, ranking pari passu in right of payment with all existing and future senior unsecured obligations of Holdings (including guarantees by Holdings of the Senior Bank Facilities and the Senior Subordinated Notes) and will rank senior to all future subordinated debt of Holdings.

         Mandatory
         Redemption:                       None.

         Optional Redemption:              The Holdings Senior Discount Notes
                                           will be non-callable for five years
                                           and will be callable at par plus
                                           one-half of the yield following the
                                           fifth anniversary of issuance,
                                           declining ratably to par following
                                           the eighth anniversary of issuance.

         Equity Offering                   At any time prior to the third
         Redemption:                       anniversary of issuance, Holdings
                                           may redeem up to an amount to be
                                           determined of the Holdings Senior
                                           Discount Notes, in each case from
                                           the proceeds of one or more public
                                           equity offerings at a redemption
                                           price to be fixed at the time of,
                                           and as a function of, the pricing of
                                           the Holdings Senior Discount Notes,
                                           plus accrued and unpaid interest.

         Registration                      The Issuer will enter into a
         Requirement:                      registration agreement relating to
                                           the Holdings Senior Discount Notes,
                                           which will contain terms customary
                                           for Rule 144A offerings.  Pursuant
                                           to the registration agreement,
                                           Holdings will be obligated to
                                           consummate an exchange offer
                                           pursuant to an effective
                                           registration statement or to cause a
                                           shelf registration statement with
                                           respect to resales of the Holdings
                                           Senior Discount Notes, to be
                                           declared effective under the
                                           Securities Act and, if one of such
                                           events does not occur prior to the
                                           date that is 150 days after the date
                                           of issuance of the Holdings Senior
                                           Discount Notes, cash interest on the
                                           Holdings Senior Discount Notes of
                                           0.5% per annum will accrue and be
                                           payable in cash until such default
                                           shall be cured.

         SEC Reports:                      Notwithstanding that Holdings may
                                           not be, or may not be required to
                                           remain, subject to the reporting
                                           requirements of Section 13 or 15(d)
                                           of the Exchange Act, Holdings will
                                           file with the SEC and provide the
                                           Trustee and holders of the Holdings
                                           Senior Discount Notes with such
                                           annual reports and such information,
                                           documents and other reports as are
                                           specified in Sections 13 and 15(d)
                                           of the Exchange Act.

         Negative Covenants:               Customary for high yield discount
                                           securities similar to the Holdings
                                           Senior Discount Notes and others as
                                           are reasonably specified by the
                                           Initial Purchaser, including but not
                                           limited to: limitation on
                                           indebtedness, limitation on
                                           indebtedness and preferred stock of
                                           restricted subsidiaries, limitation
                                           on restricted payments, limitations
                                           on transactions with affiliates,
                                           limitation on the sale or issuance
                                           of restricted subsidiaries' capital
                                           stock, limitation on restrictions on
                                           distributions from restricted
                                           subsidiaries, limitation on asset
                                           sales, limitation on liens and
                                           limitation on merger, consolidation
                                           or sale of assets.

         Change of Control:                In the event of a Change of Control,
                                           each holder of Holdings Senior
                                           Discount Notes will have the right
                                           to require the Issuer to repurchase
                                           such holder's Holdings Senior
                                           Discount Notes at 101% of the
                                           Accreted Value thereof, plus accrued
                                           and unpaid interest.

         Events of Default:                Customary for high yield discount
                                           securities such as the Holdings
                                           Senior Discount Notes and others as
                                           are reasonably specified by the
                                           Initial Purchaser, including but not
                                           limited to: nonpayment of principal
                                           or interest, violation of covenants,
                                           cross acceleration to other debt in
                                           excess of an amount to be agreed
                                           upon, bankruptcy and judgments.

         Governing Law:                    New York.

                                                                       EXHIBIT C

                                                                  April 11, 1997



TO:      Credit Suisse First Boston Corporation
         Eleven Madison Avenue
         New York, New York  10010-3629

                 In connection with your engagement (the "engagement") to advise and assist us with the private placements of the Holdings Senior Discount Notes and the Senior Subordinated Notes (each as defined in the Engagement Letter dated the date hereof between us and you), we agree to indemnify and hold harmless CREDIT SUISSE FIRST BOSTON CORPORATION ("CSFB" or "you") and its affiliates, the respective directors, officers, partners, agents and employees of CSFB and its affiliates, and each other person, if any, controlling CSFB or any of its affiliates (collectively, "Indemnified Persons"), from and against, and we agree that no Indemnified Person shall have any liability to us or our owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively "Losses") (A) related to or arising out of (i) our actions or failures to act (including statements or omissions made, or information provided, by us or our agents) or (ii) actions or failures to act by an Indemnified Person with our express consent or in reasonable reliance on our actions or failures to act, or (B) otherwise related to or arising out of the engagement or your performance thereof, except that this indemnity shall not apply to any Losses that are judicially determined to have resulted from your willful misconduct, bad faith or gross negligence. If such indemnification is for any reason not available or insufficient to hold you harmless, we agree to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by us and by you with respect to the engagement or, if such allocation is judicially determined unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of us on the one hand and of you on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Persons shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by you from us in connection with the engagement. Relative benefits to us, on the one hand, and you, on the other hand, with respect to the engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by us or our security holders, as the case may be, pursuant to the transactions, whether or not consummated, contemplated by the engagement bears to (ii) all fees proposed to be paid to you in connection with the engagement.

                 We will reimburse each Indemnified Person for all expenses (including without limitation reasonable fees and disbursements of counsel and expenses incurred in connection with preparing for and responding to third party subpoenas) as they are incurred by such Indemnified Person in connection with investigating, preparing for or defending any action, claim, investigation, inquiry, arbitration or other proceeding ("Action") referred to above (or enforcing this agreement or the Engagement Letter), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party, and whether or not such Action is initiated or brought by you; provided, however, that if it is finally judicially determined that Losses resulted from the bad faith or gross negligence of an Indemnified Person as set forth in the exception to clause (B) above, you agree to reimburse us for all expenses actually advanced by us to you and any other Indemnified Person hereunder to the extent applicable to such Losses. Promptly after receipt by an Indemnified Person of notice of any complaint or the commencement of any Action with respect to which indemnification is being sought hereunder, such person will notify us in writing of such complaint or of the commencement of such Action, but failure so to notify us will not relieve us from any liability which we may have hereunder or otherwise, except to the extent that such failure materially prejudices our rights. If we so elect or are requested by such Indemnified Person, we will assume the defense of such Action, including the employment of counsel reasonably satisfactory to you and the payments of the fees and disbursements of such counsel. In the event, however, such Indemnified Person reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if we fail to assume the defense of the Action in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such Action, and we will pay the fees and disbursements of such counsel; provided, however, that we will not be required to pay the fees and disbursements of more than one separate counsel (in addition to local counsel) for all Indemnified Persons in any jurisdiction in any single Action. In any Action the defense of which we assume, the Indemnified Person will have the right to participate in such litigation and to retain its own counsel at such Indemnified Person's own expense. We further agree that we will not settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not an Indemnified Person is a party therein) unless we have given you reasonable prior written notice thereof and used all reasonable efforts, after consultation with you, to obtain an unconditional release of each Indemnified Person from all liability arising therefrom.

                 Our obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. Solely for the purpose of enforcing this agreement, we hereby consent to personal jurisdiction and to service and venue in any court in which any claim which is subject to this agreement is brought by or against any Indemnified Person. We acknowledge that in connection with the engagement you are acting as an independent contractor with duties owing solely to us. YOU HEREBY AGREE, AND WE HEREBY AGREE ON OUR OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF OUR SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT, YOUR PERFORMANCE THEREOF OR THIS AGREEMENT.

                 The provisions of this agreement shall apply to the engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the engagement. This agreement and any other agreements relating to the engagement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.

                                        Very truly yours,

                                        HEDSTROM CORPORATION,

                                        By:  /s/ Andrew S. Rosen
                                            -----------------------------------
                                            Name: Andrew S. Rosen
                                            Title:Vice President

Accepted and agreed to
as of the date hereof:

CREDIT SUISSE
FIRST BOSTON CORPORATION

By:  /s/ Harold W. Bogle
    ------------------------------------
    Name: Harold W. Bogle
    Title:Managing Director